Registration No. 333-

As filed with the Securities and Exchange Commission on March 23, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1598552
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

212 N. Main Street

P.O. Box 446

Bowling Green, Virginia 22427

(Address of principal executive offices, including zip code)

Union Bankshares Corporation

Non-Employee Directors’ Stock Plan

(Full title of the plan)

Peter A. Seitz, Esq.

Executive Vice President and General Counsel

Union Bankshares Corporation

212 North Main Street

Bowling Green, Virginia 22427

(Name and address of agent for service)

(804) 633-2115

(Telephone number, including area code, of agent for service)

Copy to:

Scott H. Richter, Esq.

LeClair Ryan, A Professional Corporation

707 East Main Street, Eleventh Floor

Richmond, Virginia 23219

(804) 783-2003

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $2.00 par value	100,000 shares	$32.14	$3,214,000	$407

(1)	This Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement.

(a)	The Annual Report on Form 10-K for the year ended December 31, 2003 of Union Bankshares Corporation (“Union Bankshares”).

(b)	All other reports filed by Union Bankshares pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c)	The description of Union Bankshares common stock contained in its Registration Statement on Form 8-A, as filed with the Commission on July 2, 1999.

All documents subsequently filed by Union Bankshares pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which Union Bankshares is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of Union Bankshares, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of Union Bankshares as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of Union Bankshares, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

Union Bankshares has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Union Bankshares against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Union Bankshares and (2) Union Bankshares to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of the Exhibit

5.0	Opinion of LeClair Ryan, A Professional Corporation.

23.1	Consent of Yount, Hyde & Barbour, P.C. as accountants for Union Bankshares Corporation.

23.2	Consent of LeClair Ryan (included in Exhibit 5.0).

99.0	Union Bankshares Corporation Non-Employee Directors’ Stock Plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bowling Green, Commonwealth of Virginia, on March 23, 2004.

UNION BANKSHARES CORPORATION

By:	/s/ G. William Beale

G. William Beale
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby makes, constitutes and appoints G. William Beale or D. Anthony Peay his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Signature	Capacity	Date

/s/ G. William Beale G. William Beale	President, Chief Executive Officer and Director (principal executive officer)	March 23, 2004

/s/ Frank B. Bradley, III Frank B. Bradley, III	Director	March 23, 2004

/s/ Ronald L. Hicks Ronald L. Hicks	Chairman of the Board of Directors	March 23, 2004

/s/ W. Tayloe Murphy, Jr. W. Tayloe Murphy, Jr.	Vice Chairman of the Board of Directors	March 23, 2004

Signature	Capacity	Date

/s/ Walton Mahon Walton Mahon	Director	March 23, 2004

/s/ R. Hunter Morin R. Hunter Morin	Director	March 23, 2004

/s/ D. Anthony Peay D. Anthony Peay	Executive Vice President and Chief Financial Officer (principal financial officer)	March 23, 2004

/s/ M. Raymond Piland, III M. Raymond Piland, III	Director	March 23, 2004

/s/ Robert C. Sledd Robert C. Sledd	Director	March 23, 2004

/s/ Ronald L. Tillett Ronald L. Tillett	Director	March 23, 2004

/s/ A.D. Whittaker A.D. Whittaker	Director	March 23, 2004

/s/ William M. Wright William M. Wright	Director	March 23, 2004

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

5.0	Opinion of LeClair Ryan, A Professional Corporation.

23.1	Consent of Yount, Hyde & Barbour, P.C. as accountants for Union Bankshares Corporation.

23.2	Consent of LeClair Ryan, A Professional Corporation (included in Exhibit 5.0).

99.0	Union Bankshares Corporation Non-Employee Directors’ Stock Plan.